EXHIBIT 10(c)

CHANGE IN CONTROL AGREEMENT

AGREEMENT made as of the 20th day of October, 2003, by and among SEACOAST FINANCIAL SERVICES CORPORATION, a Massachusetts corporation (the “Holding Company”) and the parent company for COMPASS BANK FOR SAVINGS, a Massachusetts chartered savings bank, with its executive offices in New Bedford, Massachusetts (the “Bank”) (the Bank and the Holding Company shall be hereinafter collectively referred to as the “Employers”), and JAMES P. MCDONOUGH of Hanover, Massachusetts (the “Executive”).

WITNESSETH

WHEREAS, the Executive is currently employed by Abington Bancorp, Inc., a Massachusetts corporation (“Abington Bancorp”) and Abington Savings Bank, a Massachusetts savings bank (“Abington Savings Bank”); and

WHEREAS, the Holding Company, Coast Merger Sub Corporation and Abington Bancorp have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) pursuant to which, and subject to the terms and conditions of which, Abington Bancorp will merge with and into Coast Merger Sub Corporation (the “Merger”); and

WHEREAS, the Bank desires to enter into this Agreement with the Executive, to be effective upon the consummation of the Merger as provided herein;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Bank and the Executive agree as follows:

1. Purpose. In order to allow the Executive to consider the prospect of a Change in Control (as defined in Section 2) in an objective manner and in consideration of the execution of that certain Employment Agreement between the Executive and the Holding Company dated as of the date hereof (the “Employment Agreement”), the services to be rendered by the Executive to the Employers and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Holding Company, the Holding Company is willing to provide, subject to the terms of this Agreement, certain severance benefits to protect the Executive from the consequences of a Terminating Event (as defined in Section 3) occurring subsequent to a Change in Control.

2. Change in Control. A “Change in Control” shall be deemed to have occurred in either of the following events:

2.1 If there has occurred a change in control which the Holding Company would be required to report in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), or, if such regulation is no longer in effect, any regulations promulgated by the Securities and Exchange Commission pursuant to the 1934 Act which are intended to serve similar purposes;

2.2 When any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Holding Company or the Bank representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of directors of the Holding Company or the Bank, as the case may be;

2.3 During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Holding Company, and any new director (other than a director designated by a person who has entered into an agreement with the Holding Company to effect a transaction described in Section 2.2, 2.4, or 2.5 of this Agreement) whose election by the Board or nomination for election by the Holding Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of the Holding Company;

2.4 The stockholders of the Holding Company approve a merger, share exchange or consolidation (“merger or consolidation”) of the Holding Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Holding Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the voting securities of the Holding Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Holding Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 30% of the combined voting power of the Holding Company’s then outstanding securities; or

2.5 The stockholders of the Holding Company or the Bank approve a plan of complete liquidation of the Holding Company or the Bank or an agreement for the sale or disposition by the Holding Company or the Bank of all or substantially all of the Holding Company’s or the Bank’s assets.

3. Terminating Event. A “Terminating Event” shall mean

3.1 Termination by either of the Employers of the employment of the Executive with either of the Employers for any reason other than (i) death or (ii) for Cause (as such term is defined in the Employment Agreement); or

3.2 Resignation of the Executive from the employ of either of the Employers, while the Executive is not receiving payments or benefits from either of the Employers by reason of the Executive’s disability, subsequent to the occurrence of any of the following events:

(a) a significant change in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to the Change in Control; or

(b) a determination by the Executive that, as a result of a Change in Control, he is unable to exercise the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to such Change in Control; or

(c) a reduction in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time; or

(d) the relocation of the Employers’ offices at which the Executive is principally employed immediately prior to the date of the Change in Control to a location more than 25 miles from New Bedford, Massachusetts, or either Employer’s requiring the Executive to be based anywhere other than the Employers’ offices at such location; or

(e) the failure by either Employer to pay to the Executive any portion of his current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of either Employer within seven (7) days of the date such compensation is due; or

(f) the failure by either Employer to continue in effect any material compensation, incentive, bonus or benefit plan in which the Executive participates immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by either Employer to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed at the time of the Change in Control; or

(g) the failure by either Employer to continue to provide the Executive with benefits substantially similar to those available to the Executive under any of either Employer’s life insurance, medical, health and accident, or disability plans or any other material benefit plans in which the Executive as participating at the time of the Change in Control, the taking of any action by either Employer which would directly or indirectly materially reduce any such benefits, or the failure by either Employer to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Employers in accordance with the Employers’ normal vacation policy in effect at the time of the Change in Control; or

(h) the failure of either Employer to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

4. Severance Payment. In the event a Terminating Event occurs within three (3) years after a Change in Control, Holding Company shall pay to the Executive an amount equal to (x) three times the “base amount” (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) applicable to the Executive, less (y) One Dollar ($1.00), payable in one lump-sum payment on the date of termination.

5. Benefit Continuation. In the event a Terminating Event occurs within three (3) years after a Change in Control, the Holding Company shall continue to pay to the Executive the disability and medical benefits existing on the date of the Terminating Event at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the date of such Terminating Event, for a period of three (3) years.

6. Limitation on Benefits.

6.1 It is the intention of the Executive and of the Employers that no payments by the Employers to or for the benefit of the Executive under this Agreement or any other agreement or plan pursuant to which he is entitled to receive payments or benefits shall be non-deductible to the Employers by reason of the operation of Section 280G of the Code relating to parachute payments. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G, any such payments exceed the amount which can be deducted by the Employers, such payments shall be reduced to the maximum amount which can be deducted by the Employers. To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of the Executive, such excess payments shall be refunded to the Employers with interest thereon at the applicable Federal Rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be non-deductible to the Employers by reason of the operation of said Section 280G. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G, the Executive shall determine which method shall be followed, provided that if the Executive fails to make such determination within forty-five days after the Employers have sent him written notice of the need for such reduction, the Employers may determine the method of such reduction in their sole discretion.

6.2 If any dispute between the Employers and the Executive as to any of the amounts to be determined under this Section 6 or the method of calculating such amounts cannot be resolved by the Employers and the Executive, either party after giving three days written notice to the other, may refer the dispute to a partner in a Massachusetts office of a firm of independent certified public accountants selected jointly by the Employers and the Executive. The determination of such partner as to the amounts to be determined under Section 6.1 and the method of calculating such amounts shall be final and binding on both the Employers and the Executive. The Employers shall bear the costs of any such determination.

6.3 The Executive confirms that he is aware of the fact that the Federal Deposit Insurance Corporation has the power to preclude the Bank from making payments to the Executive under this Agreement under certain circumstances. The Executive agrees that the Bank shall not be deemed to be in breach of this Agreement if it is precluded from making a payment otherwise payable hereunder by reason of regulatory requirements binding on the Bank.

7. Employment Status. This Agreement is not an agreement for the employment of the Executive and shall confer no rights on the Executive except as herein expressly provided.

8. Term. This Agreement shall take effect as of the date hereof and shall terminate upon the earlier of (a) the resignation or termination of the Executive for any reason prior to a Change in Control, or (b) the resignation of the Executive after a Change in Control for any reason other than the occurrence of any of the events enumerated in Section 3.2 of this Agreement.

9. Withholding. All payments made by the Holding Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Holding Company under applicable law.

10. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of The Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Holding Company, one by the Executive and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Boston. Such arbitration shall be conducted in the City of Boston in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 10. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of the Executive’s rights under this Agreement, the Holding Company shall pay (or the Executive shall be entitled to recover from the Holding Company, as the case may be) the Executive’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of said rights (including the enforcement of any arbitration award in court) regardless of the final outcome, unless and to the extent the arbitrators shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust.

11. Assignment; Successors and Assigns, etc. Neither the Holding Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party and without such consent any attempted transfer or assignment shall be null and of no effect; provided, however, that the Holding Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event either Employer shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Holding Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death prior to the completion by the Holding Company of all payments due him under this Agreement, the Holding Company shall continue such payments to the Executive’s beneficiary designated in writing to the Holding Company prior to his death (or to his estate, if he fails to make such designation).

12. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Holding Company or, in the case of the Holding Company, at its main office, attention of the Board of Directors.

15. Election of Remedies. An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not constitute a breach by the Executive of any employment agreement the Executive may have with either Employer and shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Employers’ benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under any employment agreement he may then have with either Employer, provided, however, that if there is a Terminating Event under Section 3 hereof, the Executive may elect either to receive the severance and other payments provided under Section 4 and Section 5 or such termination benefits as he may have under any such employment agreement, but may not elect to receive both. If the Executive elects not to receive the severance and other payments provided under Section 4 and Section 5, the provisions of Section 6 shall not be binding upon the Executive.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Holding Company.

17. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of The Commonwealth of Massachusetts.

18. Interpretation. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5” would be part of “Section 5” and references to “Section 5” would also refer to material contained in the subsection described as “Section 5.5”).

19. Effective Date. This Agreement shall become effective upon the consummation of the Merger. If the Merger Agreement is terminated prior to the Effective Time (as defined in the Merger Agreement), then this Agreement shall automatically terminate and shall be of no further force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Holding Company, by its duly authorized officer, and by the Executive, as of the date first above written.

ATTEST:		SEACOAST FINANCIAL SERVICES CORPORATION

/s/ Francis S. Mascianica, Jr.		By:	/s/ Kevin G. Champagne
		Title:	President and Chief Executive Officer

WITNESS:

/s/ James P. McDonough
EXECUTIVE

The undersigned hereby unconditionally guarantees the obligations of the Holding Company under the foregoing Agreement.

COMPASS BANK FOR SAVINGS

By:	/s/ Kevin G. Champagne
Title:	President and Chief Executive Officer